UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2008

BEACON FEDERAL BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-52826 (Commission File Number)	26-0706826 (I.R.S. Employer Identification No.)

5000 Brittonfield Parkway, East Syracuse, NY 13057
 (Address of principal executive offices)

(315) 433-0111
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 17, 2008, Beacon Federal Bancorp, Inc. (the “Company”) issued a press release disclosing that it expects to record an impairment charge of $5.4 million on its holdings of Freddie Mac and Fannie Mae perpetual preferred stock as a result from the significant decline in the value of securities following the announcement by the Federal Housing Finance Agency (“the FHFA”) that both government sponsored enterprises have been placed under conservatorship.

In addition, the Company expects to record in the third quarter impairment charges of $4.6 million relating to one collateralized mortgage obligation and two trust preferred securities. The impairment charges resulted from the deterioration and adverse changes in cash flows of  the underlying securities, reflective of the continued turmoil in the financial markets.

  The Company also expects that its provision for loan losses will increase to $3.4 million for the third quarter as compared to $1.5 million in the second quarter. The increase relates primarily to three commercial loans.

 A copy of the press release issued October 17, 2008, is included as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 99.1: Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON FEDERAL BANCORP, INC.

Date: October 20, 2008	By:	/s/ Ross J. Prossner
Ross J. Prossner
President and
Chief Executive Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 17, 2008, with regard to the Company’s holdings of Fannie Mae & Freddie Mac Perpetual Preferred stock.